   As filed with the Securities and Exchange Commission on September 19, 2001
                           Registration No. _________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                    FORM F-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          INTERTAPE POLYMER GROUP INC.
             (Exact Name of Registrant as Specified in its Charter)

             CANADA                               Commission File No. 1-10928
(State or other jurisdiction
of incorporation or organization)

                              110E MONTEE DE LIESSE
                       ST. LAURENT, QUEBEC, CANADA H4T 1N4
                                 (514) 731-7591
   (Address and telephone number of Registrant's Principal Executive Offices)

                               BURGESS H. HILDRETH
                          INTERTAPE POLYMER GROUP INC.
                              3647 CORTEZ ROAD WEST
                            BRADENTON, FLORIDA 34210
                                 (941) 727-5788
           (Name, address, and telephone number of Agent for Service)

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

         As soon as practicable after the date this Registration Statement becomes effective.

                                  ------------

         If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____________________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

============================================================================================================
Title of Each Class                         Proposed               Proposed Maximum
of Securities to be      Amount to be       Maximum Offering       Aggregate Offering       Amount of
Registered               Registered         Price per Share(1)     Price                    Registration Fee
Common Shares              250,587               $9.02               $2,260,294.74              $565.07
------------------------------------------------------------------------------------------------------------

(1) Estimated, pursuant to Rule 457(c) under the Securities Act of 1933, solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Common Shares of the Registrant as reported on the New York Stock Exchange on September 17, 2001.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS                                   PROSPECTUS DATED September 17, 2001
----------

                          INTERTAPE POLYMER GROUP INC.
                              250,587 Common Shares

        This Prospectus relates to the offer and sale of 250,587 common shares (the "Offered Shares") of INTERTAPE POLYMER GROUP INC. (hereinafter the "Company" or "Intertape Polymer Group") currently held by Olympian Tape Sales, Inc. (the "Selling Shareholder") which Selling Shareholder received as part of the purchase price in connection with the Company's acquisition of certain of the assets of Selling Shareholder, and which Offered Shares may be offered from time to time by the Selling Shareholder for its own benefit. The Company will receive none of the proceeds of sales made by the Selling Shareholder. All expenses of registration incurred in connection with this offering are being borne by the Company, except that the Selling Shareholder will bear the cost of commissions or discounts payable upon the sale of the Offered Shares offered hereby.

        All or a portion of the Offered Shares offered hereby may be offered for sale, from time to time on the New York Stock Exchange ("NYSE") or The Toronto Stock Exchange ("TSE"), under the symbol "ITP", at the then current market price. The closing market price as of September 17, 2001, on the NYSE was $8.60 per share. All brokers' commissions, concessions or discounts will be paid by the Selling Shareholder.

        The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

        THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS," BEGINNING ON PAGE 7.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus is September 17, 2001.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
PROSPECTUS SUMMARY............................................................4

RISK FACTORS..................................................................6

WHERE YOU CAN FIND ADDITIONAL INFORMATION.....................................9

DOCUMENTS INCORPORATED BY REFERENCE...........................................9

ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS..................10

OFFER STATISTICS AND EXPECTED TIMETABLE......................................12

USE OF PROCEEDS..............................................................12

INTERESTS OF NAMED EXPERTS AND COUNSEL.......................................12

OFFERING AND LISTING.........................................................12

       Plan of Distribution..................................................15

       Markets...............................................................15

       Selling Shareholder...................................................16

       Expenses of the Issue.................................................16

DESCRIPTION OF SECURITIES....................................................16

MATERIAL CHANGES.............................................................17

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
       FOR SECURITIES ACT LIABILITIES........................................17

                               PROSPECTUS SUMMARY

        The business of Intertape Polymer Group was established by Melbourne F. Yull, Intertape Polymer Group's Chairman of the Board and Chief Executive Officer, when Intertape Systems Inc., a predecessor of the Company, established a pressure-sensitive tape manufacturing facility in Montreal. Intertape Polymer Group was incorporated under the Canada Business Corporations Act on December 22, 1989, and in February 1992, completed an initial public offering of its Common Shares at the offering price of $5.035 (US$4.25). The Company completed a second public offering of its Common Shares in Canada and the United States in October 1995, at the offering price of $19.75 (US$14.60). The Company completed a third public offering of its Common Shares in Canada on a "bought deal" basis in March 1999, at the offering price of $40.25 (US$26.31) per share.

        The Company has pursued a strategy of aggressive growth through both substantial capital investments and acquisitions. When the Company commenced operations in 1981, it converted purchased films into pressure-sensitive carton sealing tapes. Originally intended as a local manufacturer, management of the Company decided in the mid-1980's to take advantage of the extraordinary growth in demand for carton sealing tapes by significantly expanding its output of such product and, thereby, its customer base. Following adoption of this new business plan and over the next few years, the output of the Montreal plant doubled and a new facility was constructed in Danville, Virginia, in 1987. The Virginia plant was "upstream integrated" to include film extrusion, thereby reducing material cost. The market for carton sealing tape has continued to grow and the Danville facility is five times larger (measured in capacity) today than at the date it commenced operations.

        Even as the Company was growing its customer base in pressure-sensitive tapes, it pursued an aggressive policy of new product development to leverage its pressure-sensitive tape products. In 1992, the Company developed a new variety of speciality shrink films and purchased and installed manufacturing equipment to produce such films. The ability to manufacture its own shrink films enabled the Company to participate in the shrink film market estimated to be $500 million annually. Further, it strengthened the Company's position with its customers.

        The Company's entry into the stretch wrap market began with the Company's concurrent development of stretch wrap products with the processes to manufacture such products. The Company entered the stretch wrap market (estimated at $750 million annual sales in 2000) utilizing its existing customer base and distribution network.

        The Company is a holding company which owns various operating companies in the United States and in Canada. Intertape Polymer Inc., a Canadian corporation ("IPI"), is the principal operating company for the Company's Canadian operations. Intertape, Inc., a Virginia corporation, formerly known as Intertape Polymer Corp. ("IPC"), is the principal operating company for the Company's United States and international operations including, most notably, each of the businesses referenced in the acquisition table set forth below.

        To broaden its product line and provide one-stop shopping with a "basket of products", the Company, in addition to internally generated growth, has engaged in a series of acquisitions. The Company believes it now ranks among the leading developers and manufacturers of industrial plastic packaging products in North America. The following table illustrates the principal acquisitions completed by the Company during the last five years:


                                               COMPLETED ACQUISITIONS
----------------------------------------------------------------------------------------------------------------
         ANNUAL COST OF
YEAR      ACQUISITIONS          COMPANY                     LOCATION                     PRODUCTS
----------------------------------------------------------------------------------------------------------------
        ($ in millions)
1996         $  5.3      Tape, Inc.                     Green Bay, Wisconsin       Water-activated packaging
                                                                                   tapes

1997         $ 42.9      American Tape Co.              Marysville, Michigan       Pressure-sensitive tapes,
                                                        Richmond, Kentucky         masking tapes

1998         $113.2      Anchor Continental, Inc.       Columbia, South            Pressure-sensitive tapes,
                                                        Carolina                   masking and duct tapes

                         Rexford Paper Company          Milwaukee, Wisconsin       Pressure-sensitive and
                                                                                   water-activated tapes

1999         $111.3      Central Products Company       Menasha, Wisconsin         Pressure-sensitive and
                                                        Brighton, Colorado         water-activated carton
                                                                                   sealing tapes

                         Spinnaker Electrical Tape      Carbondale, Illinois       Pressure-sensitive electrical
                         Company                                                   tapes

2000         $ 32.2      Olympian Tape Sales, Inc.      Cumming, Georgia           Distribution of packaging
                                                                                   products

        On September 25, 2000, the Company, through UTC Acquisition Corp., a U.S, subsidiary, completed the acquisition of certain of the assets of Olympian Tape Sales, Inc. d/b/a United Tape Company, the Selling Shareholder. The Selling Shareholder is a distributor of a wide range of packaging products with facilities in Cumming, Georgia. The purchase price was approximately $32 million, $4 million of which was paid through the issuance of the Company's common stock, which constitute the Offered Shares hereunder. The Selling Shareholder received 250,587 Common Shares of the Company which are being offered hereunder to the public at their then current market price on the NYSE. This offer is to remain open for a minimum of 180 days. The Company will not receive any proceeds from the sale of the Offered Shares. The Company will pay all costs of the registration.

                                  RISK FACTORS

        The purchase of the Offered Shares involves a high degree of risk. The following are among the risk factors which should be carefully considered by prospective investors:

        FORWARD-LOOKING STATEMENTS. This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended ("Exchange Act") concerning, among other things, discussions of the business strategy of Intertape Polymer Group and expectations concerning the Company's future operations, liquidity and capital resources. When used in this Prospectus and any information incorporated herein by reference, the words "anticipate", "believe", "estimate", "expect" and similar expressions are generally intended to identify forward-looking statements. Such forward-looking statements, including statements regarding intent, belief or current expectations of the Company or its management, are not guarantees of future performance and involve risks and uncertainties. All statements other than statements of historical fact made in this Prospectus or in any document incorporated herein by reference are forward-looking statements. In particular, the statements regarding industry prospects and the Company's future results of operations or financial position are forward-looking statements. Forward-looking statements reflect Management's current expectations and are inherently uncertain. The Company's actual results may differ significantly from Management's expectations as a result of various factors, including, but not limited to, those factors set forth below.

        IMPLEMENTATION OF BUSINESS STRATEGY AND ACQUISITIONS. The Company's business strategy includes, among other things, increasing manufacturing capacity, developing new products, improving distribution efficiencies, and expanding into new geographic markets. There can be no assurance that the Company will be able to fully implement its strategy or that the anticipated results of this strategy will be realized. Implementation of this strategy could also be affected by a number of factors beyond the Company's control such as manufacturing difficulties, disruption of distribution systems, or general or local economic conditions. Any material failure to implement its strategy could have a material adverse effect on the Company's business, financial condition and results of operations. Further, there are no assurances that the Company's acquisitions will yield the expected benefits, revenue and earnings projections, synergies and growth prospects. In addition, there is no certainty that the Company will be successful in making additional acquisitions, realizing synergies and/or integrating the operations of acquired businesses in an effective manner.

        RAW MATERIAL PRICES AND AVAILABILITY. A substantial portion of the cost of manufacturing the Company's products is the cost of raw materials, primarily petroleum based resins. Historically, there have been fluctuations in these raw material prices due to factors which are beyond the Company's control, and in some instances price movements have been volatile when associated with outside influences. There can be no assurance that the Company will be able to pass on raw material price increases in the future.

Further, in the past, there have been shortages from time to time in the supply of certain resins. There can be no assurances that the Company will not be subject to such shortages in the future.

        EXCHANGE RATE RISKS. The Company's result of operations were reported in Canadian dollars through December 31, 1998. Commencing January 1, 1999, due to increased activity in the U.S., the Company adopted the U.S. dollar as its reporting currency. Since the trading price in the United States of the Common Shares of the Company is quoted in U.S. dollars, any weakening of the Canadian dollar relative to the U.S. dollar could result in a decline in the market value and trading price of the Common Shares measured in U.S. dollars. The exchange rate between Canadian dollars and U.S. dollars has varied significantly over the last five years.

        NEW PRODUCT DEVELOPMENT. The Company's business plan involves the introduction of new products, which are both developed internally and acquired through acquisition. There can be no assurance that the market will accept these products or that competitors will not introduce similar products, which will impact the Company's ability to expand its markets and generate organic growth.

        COMPETITION. Intertape Polymer Group competes with other manufacturers of plastic packaging products as well as manufacturers of alternative packaging products such as paper, cardboard and paper-plastic combinations. Some of these competitors are larger companies with greater financial resources. The Company believes there are significant barriers to entry into the existing packaging market, including the high cost of vertical integration, the significant number of patents already issued in respect of various processes and equipment, and the difficulties and cost of developing an adequate distribution network.

        DEPENDENCE UPON KEY PERSONNEL. Intertape Polymer Group is dependent upon the abilities and experience of its executive officers and other key employees. There can be no assurance that the Company can retain the services of such executive officers and key employees. If several of these executive officers and key employees were to leave the employ of the Company, its operations could be adversely affected.

        POSSIBLE VOLATILITY OF STOCK PRICE. The market price of the Common Shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the plastics packaging industry generally, including national and international economic conditions, currency fluctuations and government regulation, could also have a significant impact on the market price of the Common Shares. In addition, the stock market in recent years has experienced price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies, and the price of the Common Shares could be affected by such fluctuations.

        SHAREHOLDER PROTECTION RIGHTS PLAN (ANTI-TAKEOVER PROVISIONS). On August 24, 1993, the shareholders of the Company approved a Shareholder Protection Rights Plan (the "Rights Plan"). Under the Rights Plan, one common share purchase right was issued on September 1, 1993 in respect of each outstanding common share and became issuable in respect of each common share issued thereafter. The

Rights Plan was to have expired on September 1, 1998, however, on May 21, 1998, the shareholders approved an amendment extending the term of the Rights Plan to September 1, 2003. The effect of the Rights Plan is to require anyone who seeks to acquire 20% or more of the Company's voting shares to make a bid complying with specific provisions. Thus, the provisions of the Rights Plan could prevent or delay the acquisition of the Company by means of a tender offer, a proxy contest, or otherwise, in which shareholders might receive a premium over the then current market price.

        EXEMPTIONS UNDER THE EXCHANGE ACT AS A FOREIGN PRIVATE ISSUER. The Company is a foreign private issuer within the meaning of the rules promulgated under the Exchange Act. As such, it is exempt from certain provisions applicable to United States companies with securities registered under the Exchange Act, including: the rules under the Exchange Act requiring the filing with the Commission of quarterly reports on Form 10-Q or current reports on Form 8-K; the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction (i.e., a purchase and sale, or sale and purchase, of the issuer's equity securities within a period of less than six months). Because of these exemptions, purchasers of the Company's securities are not afforded the same protections or information generally available to investors in public companies organized in the United States. The Company previously filed its annual reports on Form 20-F. Commencing with the year ended December 31, 2000, the Company filed its annual report on Form 40-F. The Company reports on Form 6-K with the Commission and publicly releases quarterly financial reports.

        NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN ANY OTHER INFORMATION CONTAINED HEREIN SINCE THE DATE OF THE PROSPECTUS.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN AND WILL NOT BE QUALIFIED FOR SALE BY WAY OF A PROSPECTUS UNDER THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA. THE SECURITIES ARE NOT BEING OFFERED FOR SALE AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN CANADA, OR TO ANY RESIDENT THEREOF, IN VIOLATION OF THE SECURITIES LAWS OF CANADA OR ANY PROVINCE OR TERRITORY OF CANADA.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

        The Company has filed with the Securities and Exchange Commission (the "Commission") a Form F-3 Registration Statement under the Securities Act (the "Registration Statement") with respect to the Common Shares of the Company, which includes the Offered Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and in the exhibits thereto. For further information about the Company and the securities offered hereby, reference is hereby made to the Registration Statement and to the exhibits and schedules thereto. You may read and copy the Registration Statement, including the exhibits and schedules thereto, and any other materials the Company has filed with the Commission at the Commission's Public Reference Room at 450 Fifth Street, N. W., Washington, D.C. 20549. You may call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains an Internet site which is available to the public that contains the Company's filings with the Commission, including reports, proxy and information statements. The Commission's website address is http://www.sec.gov. The Company also maintains a website, the address of which is http://www.intertapepolymer.com. The information contained in the Company's website is not a part of this Prospectus.

        The Company is subject to informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. The Company is currently exempt as a foreign private issuer from the rules and regulations under the Exchange Act, prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

                       DOCUMENTS INCORPORATED BY REFERENCE

        The Commission allows the Company to "incorporate by reference" into this Prospectus the information it files with the Commission. This permits the Company to disclose important information to you by referring you to those documents. The information the Company incorporates herein by reference is considered a part of this Prospectus and later information the Company files with the Commission will automatically update and supersede this information. The Company incorporates by reference the following documents filed with the
Commission:

        -       Second Quarterly Report on Form 6-K filed on August 30, 2001

        -       June 2001 Second Quarter Results on Form 6-K filed on August 13,
                2001

        -       Second Quarter Outlook on Form 6-K filed on July 6, 2001;

        -       First Quarterly Report on Form 6-K filed on May 25, 2001;

        - Annual Report on Form 40-F for the year ended December 31, 2000, filed on May 18, 2001;

        -       March 2001 First Quarter Results on Form 6-K filed on May 15,
                2001;

        - Forms 6-K filed on February 2, 2001, February 21, 2001, March 27, 2001, and May 18, 2001; and

        - The description of the Company's common shares contained in its Registration Statement filed on February 21, 1992, under Section 12 of the Exchange Act, including any amendment or report updating this description.

        Intertape Polymer Group also incorporates herein by reference documents filed with or furnished to the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering being made herein. These documents include:

        - All subsequent annual reports filed on Form 20-F, Form 40-F, or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K filed by the Company pursuant to the Exchange Act.

        - All subsequent reports on Form 6-K furnished by the Company pursuant to the Exchange Act that contain a statement that it is being incorporated into this Prospectus by reference hereto.

        The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all information that has been incorporated herein by reference but not delivered with the Prospectus. Requests for such copies should be directed to Intertape Polymer Group Inc., 110E Montee de Liesse, St. Laurent, Quebec H4T 1N4, Attn: Andrew Archibald, C.A., Telephone (514) 731-7591.

           ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

        The Company, a majority of its officers and directors, and its auditors, are residents of Canada and a significant part of the assets of the Company and of such persons are or may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon the Company or such persons, or to enforce against them judgments obtained in the United States predicated upon the civil liability provisions of the Securities Act. The Company has appointed Burgess H. Hildreth, Intertape Polymer Group Inc., 3647 Cortez Road West, Bradenton, Florida 34210 as the Company's agent to receive service of process in any action against the Company in any federal or state court located in the State of Florida ("Florida Court") arising out of the transactions contemplated hereby or any purchase or sale of securities in connection herewith.

        The Company has been informed by Stikeman Elliott that the laws of Quebec permit an action to be brought before a court of competent jurisdiction in Quebec to recognize and enforce a judgment in personam in any Florida Court for a sum of money assessed as damages if:

- the Florida Court rendering the judgment has jurisdiction over the judgment debtor, as determined under the relevant provisions of the laws of Quebec;

- the judgment is not subject to ordinary remedies (such as appeal or judicial review) and is final and enforceable in the State of Florida;

- the judgment was not rendered in contravention of the fundamental principles of procedure (such as notice of fair hearing, right to be heard, right to an independent and impartial tribunal and rules against bias);

- there were no proceedings pending in Quebec and no judgment rendered in Quebec or in a third jurisdiction meeting the necessary conditions for recognition in Quebec between the same parties, based on the same facts and having the same object;

- the outcome of the judgment is not manifestly inconsistent with public order as understood in international relations;

- the outcome of the judgment does not enforce obligations arising from the taxation laws of a foreign country, unless there is reciprocity, or arising from other laws of a public nature, such as penal or expropriation laws;

- the action to enforce the judgment is commenced in Quebec within the applicable limitation period after the date of the judgment; and

- the judgment is not contrary to any order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments, laws and directives having effect on competitors in Canada.

        Further, if the judgment was rendered by default, the plaintiff must prove that the act of procedure initiating the proceedings was duly served on the defendant, and the Quebec court may refuse recognition or enforcement of the judgment if the defendant proves that, owing to the circumstances, it was unable to learn of the act of procedure or it was not given sufficient time to offer its defense. In any action brought before a court of competent jurisdiction in Quebec, the defendant will only be permitted to argue that the conditions set out above were not met.

        If investors have questions with regard to these issues, they should seek the advice of their individual counsel.

        The Company has also been informed by Stikeman Elliott that, pursuant to the Currency Act (Canada), a judgment rendered by a court in any Province of Canada may only be awarded in Canadian currency. An amount in a foreign currency will be converted by a Quebec court into Canadian currency at the rate of exchange prevailing on the date the judgment became enforceable at the place it was rendered. Under Quebec law, the determination of interest payable under a foreign decision is governed by the laws of the authority that rendered the decision until its conversion.

                     OFFER STATISTICS AND EXPECTED TIMETABLE

        250,587 of the Company's Common Shares, no par value, are being offered to the public in this offering by the Selling Shareholder, at their then current market price as reported on the NYSE, which shares were registered under previous registration statements. This offer will remain open for no less than one hundred eighty (180) days and will close upon the earlier of (a) the date on which all of the Offered Shares have been sold, and (b) the date on which all of the Offered Shares can be sold without registration without regard to the volume restrictions of Rule 144 under the Securities Act.

                                 USE OF PROCEEDS

        The Company will not receive any proceeds from the sale by the Selling Shareholder of the Offered Shares offered hereby. The principal purpose of this offering is to effect an orderly disposition of the Selling Shareholder's shares.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

        None of the following experts or counsel has, nor shall any of them receive, any interest that would require disclosure in this Prospectus. Certain legal matters relating to Canadian law will be passed upon for the Company by Stikeman Elliott, Montreal, Quebec, Canada. Certain other legal matters in connection with the offering registered hereunder are being passed upon for the Company by its United States securities counsel, Shutts & Bowen LLP, Orlando, Florida. The consolidated financial statements and the related financial statement schedules for Fiscal 2000, incorporated in this Prospectus by reference from the Company's Annual Report on Form 40-F, have been audited by Raymond Chabot Grant Thornton General Partnership, independent chartered accountants, Montreal, Quebec, Canada, as stated in their report which is incorporated herein by reference and upon the authority of such firm as experts in accounting and auditing.

                              OFFERING AND LISTING

        OFFERING AND LISTING DETAILS The Offered Shares constitute 250,587 registered Common Shares of the Company, no par value, which will be offered at the then current market price for the Common Shares of the Company on the NYSE. All registration fees incurred in connection with the Offered Shares shall be paid by the Company. All underwriting commissions and discounts applicable to the Offered Shares shall be borne by the Selling Shareholder.

        The following table sets forth the annual high and low market prices for the Common Shares of the Company for the five most recent full financial years on the American Stock Exchange ("AMEX"), NYSE, and TSE, as indicated:

                    Period                       High                Low
                    ------                       ----                ---
                  1996 (AMEX)                   21.813*             16.625
                  1997 (AMEX)                   25.00               18.375
                  1998 (AMEX)                   25.875              16.125
                  1999 (NYSE)                   33.375              23.5625
                  2000 (NYSE)                   28.1875              7.125


*Adjusted for June, 1996 2:1 stock split

        TSE (Canadian Dollars):

                    Period                       High                Low
                    ------                       ----                ---
                     1996                       31.45               31.25
                     1997                       34.45               25.25
                     1998                       39.00               25.50
                     1999                       49.50               34.50
                     2000                       41.00               10.90


        The following tables sets forth the high and low market prices for each full financial quarter for the two most recent full financial years as well as the first and second quarters of 2001 on the NYSE and TSE:

        NYSE:

                    Period                       High                Low
                    ------                       ----                ---
               1st Quarter 1999                 27.25               24.875
               2nd Quarter 1999                 29.625              25.875
               3rd Quarter 1999                 33.375              27.125
               4th Quarter 1999                 29.00               23.5625
               1st Quarter 2000                 28.1875             10.5625
               2nd Quarter 2000                 20.00               10.25

                    Period                       High              Low
                    ------                       ----              ---
               3rd Quarter 2000                 18.0625           13.50
               4th Quarter 2000                 14.75              7.125
               1st Quarter 2001                 12.03              7.25
               2nd Quarter 2001                 15.60              9.04

        TSE (Canadian Dollars):

                    Period                       High              Low
                    ------                       ----              ---
               1st Quarter 1999                 41.75             37.50
               2nd Quarter 1999                 44.25             39.10
               3rd Quarter 1999                 49.50             39.85
               4th Quarter 1999                 44.00             34.50
               1st Quarter 2000                 41.00             15.20
               2nd Quarter 2000                 28.00             15.05
               3rd Quarter 2000                 27.00             20.00
               4th Quarter 2000                 22.00             11.00
               1st Quarter 2001                 18.50             10.70
               2nd Quarter 2001                 24.00             14.00

        The tables below sets forth the high and low market prices for each of the past six months on the NYSE and TSE:

        NYSE:

                    Period                       High              Low
                    ------                       ----              ---
               March 2001                       12.03              8.55
               April 2001                       11.99              9.04
               May 2001                         15.60             10.81
               June 2001                        14.60             11.94
               July 2001                        13.57             10.55
               August 2001                      11.18              8.45

        TSE (Canadian Dollars):

                    Period                       High              Low
                    ------                       ----              ---
               March 2001                       18.50             13.45
               April 2001                       19.00             14.10
               May 2001                         24.00             16.45
               June 2001                        22.31             18.00
               July 2001                        20.00             16.00
               August 2001                      16.95             13.18

        PLAN OF DISTRIBUTION. The Offered Shares covered by this Prospectus are currently outstanding and were issued to the Selling Shareholder in connection with the acquisition of certain of its assets by the Company.

        It is anticipated that the Offered Shares covered by this Prospectus will be sold from time to time primarily in transactions on the NYSE at the market price then prevailing. Sales may also be made in negotiated transactions or otherwise at prices related to the prevailing market price or otherwise. If Offered Shares are sold through brokers, the Selling Shareholder may pay customary brokerage commissions and charges. The Selling Shareholder may effect transactions by selling shares to or through broker-dealers, and such brokers-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholder and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholder and any broker-dealers that act in connection with the sale of the Offered Shares hereunder might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

        MARKETS. Intertape Polymer Group's Common Shares currently trade on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "ITP". The Common Shares were listed on The Toronto Stock Exchange on January 6, 1993. The Company's Common Shares were listed on the American Stock Exchange until August 23, 1999, at which time they were listed on the NYSE. The Common Shares are not traded on any other exchanges.

        SELLING SHAREHOLDER. Olympian Tape Sales, Inc. d/b/a United Tape Company, a Georgia corporation, 2545 Ivy Street East, Cumming, Georgia, 30131, is the Selling Shareholder for whom the Company is registering shares for resale to the public. The Selling Shareholder has not held any position, office or had any other material relationship with the Company in the past three years. The Company will not receive any of the proceeds from the sale of the Offered Shares.

        Some or all of the Offered Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by the Selling Shareholder.

        The Offered Shares represent 250,587 of the 28,493,235 Common Shares of the Company outstanding as of September 17, 2001.

        SunTrust Bank ("SunTrust") is acting as escrow agent with respect to the Offered Shares (the "Escrow Shares") pursuant to an Escrow Agreement dated September 25, 2000 by and among SunTrust, the Company, the Selling Shareholder, and certain other parties (the "Escrow Agreement"). The Escrow Agreement was entered into in connection with the acquisition of certain of the assets of Selling Shareholder by a subsidiary of the Company for which the Company paid cash and issued the Offered Shares to the Selling Shareholder. The Escrow Shares and any proceeds from the sale of the Escrow Shares are to be held by SunTrust in an escrow account subject to the terms of the Escrow Agreement. Accordingly, the Escrow Shares are not beneficially owned by SunTrust but may be deemed to be beneficially owned by the Selling Shareholder.

        EXPENSES OF THE ISSUE. Set forth below are expenses to be paid by Intertape Polymer Group in connection with the issuance and distribution of the Offered Shares being registered. All amounts shown are estimates except for the registration listing fees.

        Commission Registration Fee            $    565.07
        EDGAR formatting and Filing            $    600.00
        Legal Fees and Expenses                $ 10,250.00
        Accounting Fees                        $  1,400.00

                            DESCRIPTION OF SECURITIES

        The Offered Shares are registered equity securities of the Company consisting of its common shares as described below.

COMMON SHARES

        Voting - Each common share of the Company entitles its holder to receive notice of and to attend all annual and special meetings of shareholders of the Company other than meetings at which only the holders of a particular class or series are entitled to vote, and each such common share entitles its holder to one vote.

        Dividends - The holders of common shares of the Company are, at the discretion of the Board of Directors of the Company, entitled to receive out of any or all profits or surplus of the Company properly available for the payment of dividends, and after the payment of any dividend payable on any Preferred Shares issued and outstanding at such time, any dividends declared by the Board of Directors and payable by the Company on the common shares.

        Dissolution - The holders of common shares of the Company are entitled to share equally in any distribution of the assets of the Company upon the liquidation, dissolution or winding-up of the Company or other distribution of its assets among its shareholders. Such participation is subject to the rights, privileges, restrictions and conditions attaching to any Preferred Shares issued and outstanding at such time.

PREFERRED SHARES

        The Preferred Shares of the Company are issuable in series. Subject to the Company's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The Preferred Shares rank prior to the common shares with respect to dividends and return of capital on dissolution. Except with respect to matters as to which the holders of Preferred Shares are entitled by law to vote as a class, the holders of Preferred Shares may or may not be entitled to vote at meetings of shareholders subject to the terms of their issuance. No Preferred Shares have been issued as of September 17, 2001.

                                MATERIAL CHANGES

        There have not been any material changes in the Company's affairs that have occurred since the end of the last fiscal year that have not been reported on Form 6-K, filed under the Exchange Act, and incorporated herein by reference.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

        Section 124 of the Canada Business Corporation Act ("CBCA") provides that, subject to the limitations contained in such Act, a corporation may indemnify a director or officer, a former director or officer, or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if

        (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

        (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

        The CBCA provides as of right that, in general, any officer or director, as such, shall be entitled to indemnification if (i) he was substantially successful on the merits in his defense of the relevant action or proceeding to which he was a party (ii) he acted honestly and in good faith with a view to the best interests of the corporation and (iii) where a criminal or administrative action that is enforced by a monetary penalty is involved, he had reasonable grounds for believing that his conduct was lawful. However, under the CBCA, no officer or director of a corporation may be indemnified with respect to any security holder's derivative action brought pursuant to such act unless a court of competent jurisdiction has approved the terms of such indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against United States public policy as expressed in the Securities Act and is therefore unenforceable in the United States.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Under the CBCA, the Company may indemnify a present or former director or officer or a person who acts or acted at the Company's request as a director or officer of another corporation of which the Company is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount to settle an action or satisfy judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the Company or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of the Company, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from the Company as a matter of right if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set forth above.

        In accordance with the CBCA, the By-Laws of the Company provide that the Company shall indemnify a present or former director or officer or a person who acts or acted at the Company's request as a director or officer of a body corporate of which the Company is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfaction of judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or such body corporate; if (i) he acted honestly and in good faith with a view to the best interests of the Company; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The Company will also indemnify such person in such other circumstances as the CBCA or law permits or requires. The By-Laws do not limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of the By-Laws.

        Reference is also made to Section 11(c) of the Registration Rights Agreement dated September 25, 2000 filed as Exhibit 4 attached hereto for a description of the indemnification arrangements between the Company and the Selling Shareholder, pursuant to which the Selling Shareholder is obligated, under certain circumstances, to indemnify directors and officers of the Company against certain liabilities, including certain liabilities under the Securities Act, in connection with this Registration.

        A directors' and officers' liability insurance policy is maintained by the Company, which insures directors and officers for losses as a result of claims against the directors and officers of the Company in their capacity as directors and officers and also reimburses the Company for payments made pursuant to the indemnity provisions under the CBCA and the By-Laws of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against United States public policy as expressed in the Securities Act and is, therefore, unenforceable in the United States.

                                    EXHIBITS

  EXHIBIT NO.                         DESCRIPTION
  -----------                         -----------
      4          Registration Rights Agreement
      5          Legal Opinion of Stikeman Elliott
     13(a)       Annual Report on Form 40-F for fiscal year ended       By Reference
                 December 31, 2000
     13(b)       First Quarterly Report on Form 6-K                     By Reference
     13(c)       March 2001 First Quarter Results on Form 6-K           By Reference
     13(d)       Forms 6-K filed on February 2, 2001, February 21,
                 2001, March 27, 2001, and May 18, 2001                 By Reference
     23(a)       Consent of Raymond Chabot Grant Thornton General
                 Partnership
     23(b)       Consent of Shutts & Bowen LLP
     23(c)       Consent of Stikeman Elliott
     24          Power of Attorney

                                  UNDERTAKINGS

        The Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To file a post-effective amendment to the registration statement to include any financial statements required by Form 40-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this Paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

        (5) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated
by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Laurent, Province of Quebec, Canada, on the 17th day of September, 2001.


                                      INTERTAPE POLYMER GROUP INC.



                                      By: /s/ Melbourne F. Yull
                                          --------------------------------------
                                          Melbourne F. Yull, Chairman, Chief
                                          Executive Officer and Director


                                POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Andrew M. Archibald, C.A. as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments of and supplements to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agents and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof,

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Melbourne F. Yull                   /s/ Andrew M. Archibald
----------------------------------      ----------------------------------------
Melbourne F. Yull, Chairman, Chief      Andrew M. Archibald, C.A.
Executive Officer and Director          Chief Financial Officer, Secretary,
September 17, 2001                      Treasurer, And Vice President
                                        Administration
                                        September 17, 2001



/s/ Michael L. Richards                 /s/ Ben J. Davenport, Jr.
----------------------------------      ----------------------------------------
Michael L. Richards                     Ben J. Davenport, Jr.
Director                                Director
September 17, 2001                      September 17, 2001

/s/ L. Robbie Shaw                      /s/ Gordon R. Cunningham
----------------------------------      ----------------------------------------
L. Robbie Shaw                          Gordon R. Cunningham
Director                                Director
September 17, 2001                      September 17, 2001




/s/ Salvatore Vitale
----------------------------------
Salvatore Vitale
Vice President Finance
September 17, 2001



United States Authorized Representative



/s/ Burgess H. Hildreth
----------------------------------
Burgess H. Hildreth
September 17, 2001